Exhibit 5.1

[Goodwin Procter LLP Letterhead]

January 12, 2005

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Boston Private Financial Holdings, Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), which relates to the registration of (i) $105,000,000 aggregate liquidation amount of 4.875% Convertible Trust Preferred Securities of Boston Private Capital Trust I, a Delaware statutory Trust (the “Trust”) (the “Preferred Securities”), (ii) $108,247,600 aggregate principal amount of the Company’s Junior Subordinated Convertible Debentures due October 1, 2034 (the “Debentures”), (iii) 3,181,710 shares (subject to adjustment under certain circumstances) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), issuable upon the conversion of the Preferred Securities, and (iv) the guarantee by the Company of the Preferred Securities (the “Guarantee”) pursuant to the Guarantee Agreement, dated as of October 5, 2004 by and between the Company and SunTrust Bank, as guarantee trustee, as amended as of November 1, 2004 (the “Guarantee Agreement”).

In that capacity, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Articles of Organization; (ii) the Company’s By-laws; (iii) resolutions adopted by the Board of Directors; (iv) the Registration Statement (including the related prospectus and all exhibits thereto) and such records, certificates and other documents of the Company, and we have made such other investigation, as we have deemed necessary or appropriate in connection with the opinions expressed below.

For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of all documents submitted to us as originals or used as a basis for certified, facsimile or photostatic

Boston Private Financial Holdings, Inc.

January 12, 2005

copies. As to matters of fact material to our opinions, we have relied, without independent verification, upon certificates, documents, statements and other information of the Company or representatives or officers thereof. We also have relied on certificates of public officials.

Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts. We express no opinion as to the laws of any other jurisdiction other than those of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.	when issued in accordance with the terms of the Preferred Securities, the Common Stock will be legally issued, fully paid and nonassessable.

2.	the Debentures, assuming they have been authenticated by SunTrust Bank, as debenture trustee, in accordance with the terms of the Indenture, dated as of October 12, 2004, between the Company and SunTrust Bank and delivered to, and paid for by the Trust, and the Guarantee constitute binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP